Exhibit 99

O’Sullivan Industries Announces New CFO

Lamar, MO, June 9, 2004. O’Sullivan Industries Holdings, Inc. today announces the appointment of Rick A. Walters as its new Executive Vice President and Chief Financial Officer succeeding Phillip J. Pacey who resigned in April 2004.

In addition to being a key member of the O’Sullivan Furniture executive management team, Mr. Walters will oversee the finance, treasury, credit, investor relations and information technology functions at O’Sullivan Furniture and will report directly to Bob Parker, O’Sullivan’s President and Chief Executive Officer.

Mr. Walters joins O’Sullivan Furniture from Newell Rubbermaid, a global manufacturer and marketer of name-brand consumer products, where he served as Group Vice President and CFO of the Sharpie/Calphalon Group since 2001. From 1998 through 2001, he was Vice President and Controller of Newell Rubbermaid’s Sanford Corporation. From 1996 to 1998, he was Vice President and Controller of Newell Rubbermaid’s Eldon Office Products.

We are delighted to welcome Rick to O’Sullivan Furniture,” said Bob Parker, O’Sullivan’s President and Chief Executive Officer. “Rick is an accomplished executive with extensive corporate finance, strategic planning and operations experience and is an excellent addition to the O’Sullivan Furniture executive team. He is the ideal person to step into the CFO role as we begin the process of transforming O’Sullivan Furniture into a stronger company for the future.”

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review the Company’s 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
Rick Walters, Executive Vice President and CFO (417) 682-8312